Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement dated as of November 1, 2006 is entered into by and between The Greenbrier Companies, Inc. (“Company”) and William A. Furman (“Executive”) and amends that certain Employment Agreement between such parties dated as of September 1, 2004 (the “Employment Agreement”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Cash Bonus. Section 3.2 of the Employment Agreement is amended by deleting the striken text and adding the underlined text, to read as follows:
“The Company shall pay Executive a Cash Bonus of up to 150% of Executive’s Base Salary with respect to each fiscal year of Company during his employment, determined and calculated in accordance with the Bonus Plan attached hereto as Exhibit A, ~~or such modification thereof~~ including such changes to the performance targets as may be approved from time to time by Executive and the Compensation Committee of the Board of Directors of the Company, consistent with Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Notwithstanding any other provision of this Agreement to the contrary, the Company shall not pay Executive any portion of a Cash Bonus that, when combined with other “applicable employee remuneration” as defined in Section 162(m), causes the total amount of such remuneration to exceed $1 million for the Company’s taxable year, unless the performance goals which must be attained in order for the Cash Bonus to be or become payable have been disclosed to and approved by the shareholders of the Company prior to the payment of the Cash Bonus, in accordance with Section 162(m) and Treasury Regulations promulgated there under.”
     2. Timing of Payment of Cash Bonus. Exhibit A to the Employment Agreement is amended by adding the following sentence to the fifth paragraph of Exhibit A:
“The foregoing notwithstanding, any Cash Bonus payable to Executive in respect of the fiscal year ending August 31, 2006 shall not be paid sooner than the date that is immediately following the date of the 2007 annual meeting of the Company’s shareholders, and payment of such Cash Bonus shall be contingent upon approval by the shareholders at such meeting of the performance goals set forth in this Exhibit A, as provided for under Section 3.2 of this Agreement, as amended.”

     Except as hereby amended, the Employment Agreement shall remain in full force and effect.

THE GREENBRIER COMPANIES, INC.

By:	/s/ Joseph K. Wilsted

Title:	Senior Vice President and CFO

/s/ William A. Furman

William A. Furman
Amendment to Employment Agreement